THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

November 16, 2009

To Our Shareholders:

As we enter the final few months of what has been the second consecutive difficult year for the U.S. economy and more specifically, the banking industry, I want to update you on our financial results and our progress towards our strategic goals and objectives.  At the same time, I want to highlight the primary outcomes of the Board of Director’s annual Strategic Retreat which was held in late October.

Strategic Board Retreat

The annual Strategic Retreat focused on three key themes:

•	Assessing the Company’s progress towards its current strategic goals and objectives;
•	Evaluating the economic and regulatory environment moving forward; and
•	Reviewing a wide variety of strategic alternatives for the Company’s future.

The Board of Directors reiterated its vision of CFS Bancorp, Inc. and Citizens Financial Bank as a community-oriented financial institution serving the needs of its core northwest Indiana and southwest suburban Chicago markets.  The Board also reconfirmed its intent that the Company pursue the current Strategic Growth and Diversification Plan.  Noting the current industry-wide expectations for a slow, gradual economic recovery, increased regulatory scrutiny, and anticipated higher future capital requirements for insured depository institutions, the Board articulated that the operating environment over the next few years is likely to remain unforgiving and characterized by both unforeseen threats and opportunities.  In light of this, the Board has elected to further examine a number of potential strategic alternatives, such as:

•	Expanding the franchise;
•	Raising additional capital to further strengthen regulatory capital ratios and facilitate growth; and/or,
•	Exploring business combinations with desirable strategic and financial attributes.

To assist the Board and our management team in this examination, we have retained David D. Olson, a highly experienced strategic and financial advisor who was formerly the co-head of Donaldson Lufkin & Jenrette’s Financial Institutions Group and head of the firm’s Chicago Investment Banking office.  David has served as senior banker on a broad range of Midwestern bank advisory and capital raising transactions.  We will keep you posted on these initiatives as we move forward.

Third Quarter Results

Our reported third quarter financial results were disappointing.  We reported a net loss of $4.7 million, or $(0.44) per share for the third quarter of 2009, compared to a net loss of $1.0 million, or $(0.10) per share for the third quarter of 2008.  Rapid declines in real estate collateral values on non-performing assets resulted in a significant increase in our provision for losses on loans as well as a $1.3 million increase in the valuation allowance on other real estate owned.  In addition, higher professional fees

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related to the shareholder derivative demand and higher FDIC insurance premiums negatively impacted earnings.  These factors exceeded reductions in controllable overhead costs, increases in non-interest income, and increases in net interest income attributable to higher net interest margins.  Our results are detailed further in the enclosed press release.

The progress made on our Strategic Growth and Diversification Plan is not completely reflected in our reported financial results.  As you may recall, our current strategy, which the Board adopted in 2007, is built around four core objectives:

•	Decreasing our level of non-performing assets.
•	Bringing costs in line with our anticipated future asset base.
•	Growing while diversifying our client base by targeting the small to mid-sized business owner for relationship-based banking.
•
Expanding our relationships with our business and consumer clients by meeting a greater number of their financial service needs through increased product penetration: deposits, loans and ancillary services.

While progress on the Plan has been negatively impacted by the length and severity of the current recession, we have been able to generate positive momentum in a number of areas.  We have increased our net interest margin, we have increased our level of core deposits, and we have grown targeted segments of our loan portfolio such as commercial and industrial, owner-occupied commercial real estate and multifamily, while reducing exposure in other segments of the loan portfolio, such as construction and land development and non owner-occupied commercial real estate.  Our efforts to improve our brand awareness and community involvement have been met with great success as our “Personal, personal banking,” “Personal, business banking,” and “trusted advisor” taglines have been well received in the markets we serve.

At the same time, our ability to achieve targeted earning asset levels has been hampered by current economic and regulatory conditions.  Our efforts have resulted in quality loan originations, albeit with smaller loan balances, and resultant smaller income growth than we believe would have been achieved in normal economic times.  Our borrowers have controlled expenditures significantly, and they aren’t borrowing at the same levels as they were in the past.  We believe that we need to achieve quality, relationship-based loan growth as the economy recovers.

We will be certain to keep you updated on our progress.  As always, we appreciate your continued confidence and support.  If you have any questions or comments, please do not hesitate to contact me.  We welcome your thoughts and input.

Best regards,

/s/ Thomas F. Prisby

Thomas F. Prisby
Chairman and Chief Executive Officer
Email:  tfprisby@citz.com
Telephone: 219-836-2960
Facsimile: 219-836-2950